UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 12, 2013

3M COMPANY

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

File No. 1-3285	41-0417775
(Commission File Number)	(IRS Employer Identification No.)

3M Center, St. Paul, Minnesota	55144-1000
(Address of Principal Executive Offices)	(Zip Code)

(651) 733-1110

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)

On August 12, 2013, the Board of Directors of 3M Company (the “Company”) elected Thomas K. Brown to the Company’s Board of Directors, effective August 12, 2013.  Mr. Brown was Group Vice President, Global Purchasing, of Ford Motor Company until his retirement on August 1, 2013. In connection with Mr. Brown’s election, the Board of Directors increased its size from 11 to 12 directors, and Mr. Brown joined the Board of Directors to fill the resulting vacancy.

The Board of Directors has determined that Mr. Brown is an independent director under the New York Stock Exchange listing standards and the Company’s independence guidelines, as set forth in its Corporate Governance Guidelines (available on 3M’s Web site at www.3M.com, under Investor Relations — Corporate Governance).

Mr. Brown will participate in the compensation program for non-employee directors as described below:

As approved by the Board of Directors in May 2013, the annual compensation for nonemployee directors is $260,000 effective January 1, 2013, of which the annual cash retainer of $120,000 is payable in cash in four quarterly installments and the annual stock retainer of $140,000 is payable in 3M common stock after the Annual Meeting of Stockholders.

The Board has appointed Mr. Brown to the Audit and Finance committees of the Board of Directors. The Board has determined that Mr. Brown is “financially literate” under the New York Stock Exchange listing standards and is therefore qualified to serve as a member of the Audit committee.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

99	Press Release, dated as of August 12, 2013, of 3M Company

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

3M COMPANY

By:	/s/	Gregg M. Larson
Gregg M. Larson,
Deputy General Counsel

Dated: August 13, 2013